ADVENTRX ANNOUNCES M. ROSS JOHNSON TO RETIRE AS BOARD CHAIRMAN

SAN DIEGO – March 6, 2007- ADVENTRX Pharmaceuticals, Inc., (Amex: ANX), a biopharmaceutical research and development company focused on commercializing proprietary product candidates for the treatment of cancer and infectious diseases, today announced that M. Ross Johnson, Ph.D., will retire as Chairman of the Board of Directors effective as of the Company’s 2007 Annual Meeting of Stockholders.

Dr. Johnson has served as Chairman since October 2002 and will retire to attend to personal health matters. The Company anticipates announcing a succession plan following the next scheduled Board of Directors meeting in May 2007.

“Since becoming Chairman in 2002, Dr. Johnson oversaw the transformation of ADVENTRX into an integrated biopharmaceutical company with several products in the clinic,” said Evan M. Levine, Chief Executive Officer of ADVENTRX. “His leadership, deep expertise and success in drug discovery and development have proved extremely valuable as the company has advanced its reduced-risk business model with the goal of bringing much needed therapies to patients. We thank Dr. Johnson for his many contributions and wish him the best in his retirement.”

“It has been a privilege for me to serve the Company and its stockholders as Chairman,” said Dr. Johnson. “This is an exciting time for the Company and I leave behind an excellent staff and Board who will make our goals a reality. My time with ADVENTRX has been extremely rewarding and I believe strongly in the company’s mission, products, technology and people. I wish the Company all the best.”

Dr. Johnson is Co-Founder of Parion Sciences, Inc. and was previously President, Chief Executive Officer and Chief Scientific Officer of Trimeris, Inc. He also served in senior research and development positions at Glaxo Inc. and Pfizer Inc. Dr. Johnson is internationally recognized for his discovery of nonclassical cannabinoid analgetics (levonantradol/CP-55,940) and his extensive research resulting in the medicinal chemical conceptualization, biochemical characterization, and the neuroanatomical localization of the cannabinoid receptor. He is also a discoverer of the ultra short acting analgetic/anesthetic remifentanil (ULTIVA®), the oral antidiabetic englitazone, the prostaglandin analog sulprostone (Nalador ®), the use of viral membrane fusion inhibitors such as enfuvirtide (Fuzeon®) in combination with other retrovirals in the treatment of HIV infection, and the recent discovery of novel sodium channel blockers such as Parion Sciences 552 for the treatment of cystic fibrosis and chronic bronchitis. His extensive background in drug discovery and development has resulted in over 300 scientific publications, patents, and invited presentations which include 106 issued U. S. Patents.

About ADVENTRX Pharmaceuticals
ADVENTRX Pharmaceuticals is a biopharmaceutical research and development company focused on commercializing proprietary product candidates for the treatment of cancer and infectious diseases. The Company seeks to improve the performance and safety of existing treatments by addressing significant problems, such as drug metabolism and bioavailability, excessive toxicity and treatment resistance. The Company’s lead product candidate, CoFactor (ANX-510), currently is being tested in a pivotal Phase III study for metastatic colorectal cancer in the US. More information can be found on the Company’s web site at http://www.adventrx.com.

Forward Looking Statement
ADVENTRX cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors that, if they do not materialize or prove to be accurate, could cause ADVENTRX’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. The potential risks and uncertainties that could cause actual results to differ materially include, but are not limited to: uncertainties inherent in the drug development process; the timing and success of clinical trials; the validity of research results; the receipt of necessary approvals from the FDA and other regulatory agencies; and other risks and uncertainties more fully described in ADVENTRX’s press releases and public filings with the Securities and Exchange Commission. ADVENTRX’s public filings with the Securities and Exchange Commission are available at www.sec.gov. ADVENTRX does not intend to update any forward-looking statement, including as set forth in this press release, to reflect events or circumstances arising after the date on which it was made.

Investor Contact:	Media Contact:
ADVENTRX Pharmaceuticals Ioana C. Hone 858-552-0866	WeissComm Partners Amy Martini 212-301-7223

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